Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The President/Owner

Deanco Auction Group:

We consent to the use of our report dated May 14, 2012, with respect to the combined balance sheets of Deanco Auction Group as of December 31, 2011 and 2010, and the related combined statements of income and equity, and cash flows for the years then ended, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Houston, Texas

August 29, 2012